EXHIBIT 99.1

VIVAKOR ANNOUNCES ADDITIONS TO BOARD OF DIRECTORS AND SCIENTIFIC ADVISORY BOARD

CORALVILLE, Iowa, December 7, 2009  Vivakor, Inc. (OTC Bulletin Board: VIVK) today announced the addition of new Board of Directors members, Dr. Francis Chen and Fritz Lin, M.D..

Dr. Francis Chen brings over 20 years of healthcare experience to his role as Board member of Vivakor, having held senior management positions at Becton-Dickinson, Baxter Healthcare and Hygeia Sciences/Tambrands among others.  Dr. Chen earned his Ph.D. in immunology from Harvard University, and holds an M.S. and a B.S. in chemistry from Tufts University.  Dr. Chen is  Co-founder and Chairman of Pacific Advantage International, a marketing and sales support organization that assists U.S. and European information technology companies in establishing sales and distribution channels in the Asia-Pacific region.  He is also Vice Chairman of W.I. Harper, a venture capital firm operating in the US, China and Taiwan, and serves on the board of Solar Power, Inc., Mail.com Media Corporation, LogicEase Solutions, and Stealth Peptides.

Fritz Lin, M.D., is a Professor of Clinical Pathology and Interim Chairman of the Department of Pathology and Laboratory Medicine at the University of California, Irvine School of Medicine.  He is also the Director of Surgical Pathology & Cytopathology at the UCI Medical Center and is a member of the Chao Family Comprehensive Cancer Center.  Dr. Lin is a highly respected clinician and is recognized as a Best Doctor in America by Best Doctors, Inc., an organization that bases its selection on survey results from other physicians.  Dr. Lin's research interests center on the applications of principles of molecular biology, immunohistochemistry and cytometry and he is playing a key role in the development of a human tumor tissue bank and various frozen tumor tissues for molecular and biological studies.

Vivakor CEO and Chief Scientific Officer, Tannin Fuja, Ph.D. shared his thoughts on these new members to the Vivakor team, “In the case of each of these gentlemen, Vivakor is quite fortunate to be able to draw on their experience and incredible wealth of knowledge in their respective fields.  Dr. Lin is, literally, an icon in his field and his contribution to our scientific research cannot be underestimated.  Dr. Chen brings the marriage of science and business acumen to the Board of Directors that will help guide its decisions well into the future. We are a stronger company with their presence.”

About Vivakor, Inc.

Vivakor™ is a biomedical/biotechnology company with transdisciplinary research that develops and acquires products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds that extend or improve life. More information can be found about Vivakor at www.vivakor.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements which may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Vivakor undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:
Vivakor, Inc.
Matt Nicosia, 319-625-2172
mnicosia@vivakor.com